Exhibit 99.1

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Chris Kettmann
+1 713-232-7420

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: February 27, 2012
+1 713-232-7647

TRANSOCEAN LTD. REPORTS FOURTH QUARTER

AND FULL YEAR 2011 RESULTS

•                  Revenues improved eight percent in the fourth quarter to $2.422 billion compared to $2.242 billion in the third quarter 2011,

•                  Fourth quarter 2011 net loss attributable to controlling interest was $6.119 billion, which included $ 6.176 billion of certain net unfavorable items including an estimated goodwill impairment of $5.2 billion and an estimated loss contingency of $1.0 billion associated with the Macondo Well incident, compared to a net loss attributable to controlling interest of $71 million in the third quarter 2011, which included $81 million of certain net unfavorable items,

•                  Revenue efficiency(1) was 91.9 percent in the fourth quarter, up from 89.5 percent in the third quarter 2011,

•                  Fleet utilization(2) was 61 percent in the fourth quarter, up from 58 percent in the third quarter 2011,

•                  Excluding $1.0 billion for estimated loss contingencies associated with the Macondo Well incident, fourth quarter 2011 operating and maintenance expenses were $1.565 billion, up from $1.540 billion in the third quarter 2011,

•                  Cash flows from operating activities were $563 million in the fourth quarter, up from $492 million in the third quarter 2011,

•                  The Annual Effective Tax Rate(3) for 2011 increased to 41.3 percent from 34.1 percent in the third quarter 2011, and

•                  New contracts totaling $1.4 billion were secured in the Fleet Status Report period October 17, 2011 through February 14, 2012.

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported a net loss attributable to controlling interest of $6.119 billion, or $18.62 per diluted share, for the three months ended December 31, 2011. The results compare to a net loss attributable to controlling interest of $799 million, or $2.51 per diluted share, for the three months ended December 31, 2010.

Fourth quarter 2011 results included the following items, after tax, which resulted in a net adverse impact of $ 6.176 billion, or $18.80 per diluted share:

•                  An estimated, non-cash charge of $5.2 billion, or $15.83 per diluted share, resulting from a goodwill impairment associated with the contract drilling services reporting unit. The impairment was primarily due to a decline in the market valuation of the contract drilling services business,

•                  $1.0 billion, or $3.04 per diluted share, for estimated loss contingencies associated with the Macondo Well incident that the company believes is probable and for which a reasonable estimate can be made at this time.  This estimate will be adjusted to reflect new information and future developments as they become known,

•                  $30 million, or $0.09 per diluted share, of charges associated with the company’s acquisition of Aker Drilling,

•                  $26 million, or $0.08 per diluted share,  of income from discontinued operations, primarily related to the gain on the sale of Challenger Minerals (North Sea) Limited,

•                  $18 million, or $0.05 per diluted share,  of favorable discrete tax items, and

•                  $11 million, or $0.03 per diluted share, from the gain on the sale of the GSF Adriatic XI.

Fourth quarter 2011 also included pre-tax expenses associated with the Macondo well incident of approximately $11 million, or $0.01 per diluted share. These expenses were primarily related to legal costs and other professional fees that are not expected to be recoverable from insurance.

Transocean’s fourth quarter Effective Tax Rate(4) was (2.2) percent compared to 212.8 percent in the third quarter 2011.  The decrease in the Effective Tax Rate was due primarily to the impact of the estimated $5.2 billion goodwill impairment and the estimated loss contingency of $1.0 billion associated with the Macondo Well incident.  The 2011 Annual Effective Tax Rate(3) of 41.3 percent excludes $18 million of various discrete items which reduced income tax expense in the fourth quarter. The increase to 41.3 percent in the fourth quarter from 34.1 percent in the third quarter 2011 was primarily due to lower full year profitability than expected.  Fourth quarter 2011 income tax expense included an adjustment of $46 million, or $0.14 per diluted share, required to reflect an increase in the Annual Effective Tax Rate(3) from 34.1 percent for the first nine months of 2011.

The relationship between our provision for income taxes and pre-tax income can vary materially from period to period.  However, significant decreases in profitability generally result in higher effective tax rates and, conversely, significant increases in profitability generally result in lower effective tax rates.  A more detailed explanation of the factors impacting our effective tax rate can be found in our 2011 Annual Report on form 10-K but include, among others, changes in the blend of income that is taxed based on gross revenues versus pre-tax income, rig movements between taxing jurisdictions, and our rig operating structures.

Please see the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Revenues for the three months ended December 31, 2011 were $2.422 billion, an eight percent improvement compared to revenues of $2.242 billion during the three months ended September 30, 2011.   The $180 million increase in revenues was primarily due to the two Harsh Environment semi-submersible rigs added through the acquisition of Aker Drilling and higher utilization, primarily on Deepwater Floaters, several of which were in the shipyard during the third quarter 2011.   Fourth quarter revenue efficiency also improved to 91.9 percent, up from 89.5 percent in the third quarter 2011.

Operating and maintenance expenses totaled $2.565 billion for the fourth quarter 2011, up from $1.540 billion for the prior quarter.  The increase of $1.025 billion was due primarily to $1.0 billion of estimated loss contingencies associated with the Macondo Well incident.  Additionally, approximately $25 million in costs was related to the addition of the two Aker semi-submersible rigs and unplanned charges associated with the contract termination of the Deepwater Expedition.  These costs were partially offset primarily by lower operating and maintenance expenses associated with rigs undergoing shipyard, maintenance, repair and equipment certification projects during the period, and other favorable items.

General and administrative expenses were $88 million for the fourth quarter 2011 compared to $67 million in the previous quarter.  The $21 million increase was primarily due to Aker acquisition costs.

For the fourth quarter, Interest expense, net of amounts capitalized, was $178 million, compared to $151 million in the third quarter 2011, reflecting the acquisition of Aker Drilling and the issuance of the $2.5 billion new senior notes during the period.  Capitalized interest for the fourth quarter 2011 was $10 million compared to $5 million in the prior quarter.   Interest income increased to $17 million in the fourth quarter 2011, compared to $7 million in the third quarter, primarily associated with cash investments restricted for payment of certain debt instruments assumed in the Aker acquisition.

Cash flows from operating activities increased $71 million to $563 million for the fourth quarter 2011 compared to $492 million for the third quarter 2011 due to improved operating results.

Full Year 2011

For the year ended December 31, 2011, net loss attributable to controlling interest totaled $5.725 billion, or $17.79 per diluted share, resulting primarily from the estimated goodwill impairment of $5.2 billion, or $16.15 per diluted share, associated with the contract drilling services reporting unit and the estimated loss contingencies of $1.0 billion, or $3.11 per diluted share, associated with the Macondo Well incident.  Additionally, approximately $71 million, or $0.13 per diluted share, of expense was incurred primarily related to legal costs and other professional fees that are not expected to be recoverable from insurance.  Partially offsetting these charges were net favorable items for the full year totaling $46 million, or $0.15 per diluted share, and included the following:

•                  $197 million, or $0.62 per diluted share, from the gain on the sale of discontinued operations of the Trident 20 and Challenger Minerals (North Sea) Limited,

•                  $113 million, or $0.36 per diluted share, of charges associated with the acquisition of Aker Drilling, including $78 million resulting from a forward foreign exchange contract executed to address potential exchange rate variability, $22 million for acquisition costs, and $13 million related to losses on a marketable security,

•                  $42 million or $0.12 per diluted share, of charges primarily related to discrete tax and other items,

•                  $33 million, or $0.10 per diluted share, from the gain on the sale of the Transocean Mercury and the GSF Adriatic XI, and including the sale of the equity interest in Overseas Drilling Limited, which owns the research vessel Joides Resolution, and

•                  $29 million or $0.09 per diluted share, loss on impairment primarily relating to the sale of the George H. Galloway, GSF Labrador, GSF Britannia, and the Searex IV.

Interest expense, net of amounts capitalized, was $621 million, compared to $567 million for the full year 2010.  Capitalized interest for the full year 2011 was $39 million compared to $89 million in 2010.   Interest income was $44 million for the full year 2011 compared to $23 million in 2010.

For the full year 2011, cash flow from operating activities totaled $1.785 billion compared to $3.946 billion for 2010 with the decrease primarily due to lower operating results.

For the year ended December 31, 2010, net income attributable to controlling interest totaled $961 million, or $2.99 per diluted share. Net income for the year ended December 31, 2010, included after-tax net charges of $819 million, or $2.54 per diluted share, resulting primarily from the $1 billion impairment of the Standard Jackups. After-tax net charges for the full year 2010 also included amounts associated with litigation matters, discontinued operations, an impairment of oil and gas properties, a loss on the sale of two rigs and losses on the early retirement of debt, and other matters totaling $76 million, partially offset by a $267 million after-tax gain resulting from insurance recoveries associated with the loss of the Deepwater Horizon.

Full year 2010 results also included expenses associated with the Macondo well incident of $137 million, or $116 million after tax, or $0.36 per diluted share. These expenses included legal costs, internal investigation costs, professional fees that are not expected to be recovered by insurance, and increased insurance premiums.

Full Year 2012 Guidance Summary

The following table is a summary of the company’s full year 2012 guidance for key income statement and balance sheet items.  This information is based on current expectations and certain management assumptions, and is subject to change.

Item	Range
Other Revenues *	$625 million - $650 million
Operating and Maintenance Expenses	$6.15 billion - $6.35 billion
Depreciation and Amortization	$1.4 billion - $1.5 billion
General and Administrative Expenses	$270 million - $300 million
Net Interest Expense **	$610 million - $630 million
Capital Expenditures	$1.2 billion - $1.3 billion

*  Other Revenues includes Drilling Management Services, recharge revenues, and other miscellaneous revenues

** Net Interest Expense is net of capitalized interest of approximately $40 million and Interest Income of approximately $50 million

Forward-Looking Statements

Statements included in this news release regarding Transocean’s full year 2012 guidance, the estimate of Transocean’s goodwill impairment for the fiscal year ended December 31, 2011, and the estimated loss contingencies associated with the Macondo Well incident are forward-looking statements that involve certain assumptions. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, market conditions, Transocean’s results of operations and other factors detailed in “Risk Factors” and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. ET, 4:00 p.m. CET, on February 27, 2012. To participate, dial +1 719-325-4781 and refer to confirmation code 6384703 approximately 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing three charts that may be discussed during the conference call, titled “4Q11 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. ET, 7:00 p.m. CET, on February 27, 2012, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 6384703. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  Transocean owns or has partial ownership interests in and operates a fleet of 132 mobile offshore drilling units consisting of 50 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 47 Standard Jackups and one swamp barge.  In addition, we have two Ultra-Deepwater Drillships and four High-Specification Jackups under construction.  Transocean specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  We believe we operate one of the most versatile offshore drilling fleets in the world.

(1) Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s). See the accompanying schedule entitled “Revenue Efficiency.”

(2) Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in the company’s fleet. See the accompanying schedule entitled “Utilization.”

(3) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

For more information about Transocean, please visit the website at www.deepwater.com.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Operating revenues
Contract drilling revenues	$2,238	$2,008	$8,335	$8,888
Contract drilling intangible revenues	13	13	45	98
Other revenues	171	106	762	480
	2,422	2,127	9,142	9,466
Costs and expenses
Operating and maintenance	2,565	1,339	6,956	5,074
Depreciation and amortization	374	381	1,449	1,536
General and administrative	88	66	288	246
	3,027	1,786	8,693	6,856
Loss on impairment	(5,201)	(1,010)	(5,229)	(1,010)
Gain (loss) on disposal of assets, net	(1)	1	4	257
Operating income (loss)	(5,807)	(668)	(4,776)	1,857

Other income (expense), net
Interest income	17	6	44	23
Interest expense, net of amounts capitalized	(178)	(152)	(621)	(567)
Loss on retirement of debt	—	(13)	—	(33)
Other, net	(2)	(9)	(81)	10
	(163)	(168)	(658)	(567)
Income (loss) from continuing operations before income tax expense	(5,970)	(836)	(5,434)	1,290
Income tax expense (benefit)	132	(32)	395	336
Income (loss) from continuing operations	(6,102)	(804)	(5,829)	954
Income from discontinued operations, net of tax	26	9	197	34

Net income (loss)	(6,076)	(795)	(5,632)	988
Net income attributable to noncontrolling interest	43	4	93	27
Net income (loss) attributable to controlling interest	$(6,119)	$(799)	$(5,725)	$961

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$(18.70)	$(2.53)	$(18.40)	$2.88
Earnings (loss) from discontinued operations	0.08	0.02	0.61	0.11
Earnings (loss) per share	$(18.62)	$(2.51)	$(17.79)	$2.99

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$(18.70)	$(2.53)	$(18.40)	$2.88
Earnings (loss) from discontinued operations	0.08	0.02	0.61	0.11
Earnings (loss) per share	$(18.62)	$(2.51)	$(17.79)	$2.99

Weighted-average shares outstanding
Basic	329	319	322	320
Diluted	329	319	322	320

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	December 31,
	2011	2010

Assets
Cash and cash equivalents	$4,017	$3,394
Accounts receivable, net
Trade	2,049	1,653
Other	127	190
Materials and supplies, net	627	514
Deferred income taxes, net	142	115
Assets held for sale	26	—
Other current assets	621	329
Total current assets	7,609	6,195

Property and equipment	29,037	26,721
Property and equipment of consolidated variable interest entities	2,252	2,214
Less accumulated depreciation	8,760	7,616
Property and equipment, net	22,529	21,319
Goodwill	3,205	8,132
Other assets	1,745	1,165
Total assets	$35,088	$36,811

Liabilities and equity
Accounts payable	$880	$832
Accrued income taxes	89	109
Debt due within one year	1,942	1,917
Debt of consolidated variable interest entities due within one year	97	95
Other current liabilities	2,350	883
Total current liabilities	5,358	3,836

Long-term debt	10,756	8,354
Long-term debt of consolidated variable interest entities	741	855
Deferred income taxes, net	523	575
Other long-term liabilities	1,903	1,791
Total long-term liabilities	13,923	11,575

Commitments and contingencies
Redeemable noncontrolling interest	116	25

Shares, CHF 15.00 par value, 365,135,298 authorized, 167,617,649 conditionally authorized, 365,135,298 issued and 349,805,793 outstanding at December 31, 2011; and 335,235,298 authorized, 167,617,649 conditionally authorized, 335,235,298 issued and 319,080,678 outstanding at December 31, 2010	4,982	4,482
Additional paid-in capital	7,211	7,504
Treasury shares, at cost, 2,863,267 held at December 31, 2011 and 2010	(240)	(240)
Retained earnings	4,244	9,969
Accumulated other comprehensive loss	(496)	(332)
Total controlling interest shareholders’ equity	15,701	21,383
Noncontrolling interest	(10)	(8)
Total equity	15,691	21,375
Total liabilities and equity	$35,088	$36,811

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities
Net income (loss)	$(6,076)	$(795)	$(5,632)	$988
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	(13)	(13)	(45)	(98)
Depreciation and amortization	374	381	1,449	1,536
Share-based compensation expense	21	23	95	102
Loss on impairment	5,201	1,010	5,229	1,010
(Gain) loss on disposal of assets, net	1	(1)	(4)	(257)
Gain on disposal of discontinued operations, net	(12)	—	(181)	—
Amortization of debt issue costs, discounts and premiums, net	30	41	125	189
Deferred income taxes	(33)	(40)	(31)	(114)
Other, net	19	(7)	112	55
Changes in deferred revenue, net	(23)	—	(16)	205
Changes in deferred expenses, net	5	(24)	(61)	(79)
Changes in operating assets and liabilities	1,069	221	745	409
Net cash provided by operating activities	563	796	1,785	3,946

Cash flows from investing activities
Capital expenditures	(350)	(422)	(1,020)	(1,391)
Investment in business combination, net of cash acquired	(1,047)	—	(1,246)	—
Payment for settlement of forward exchange contract, net	—	—	(78)	—
Proceeds from disposal of assets, net	71	9	177	60
Proceeds from disposal of discontinued operations, net	25	—	284	—
Proceeds from insurance recoveries for loss of drilling unit	—	—	—	560
Proceeds from sale of marketable securities	—	32	—	37
Other, net	14	1	(13)	13
Net cash used in investing activities	(1,287)	(380)	(1,896)	(721)

Cash flows from financing activities
Change in short-term borrowings, net	(146)	(62)	(88)	(193)
Proceeds from debt	2,934	—	2,939	2,054
Repayments of debt	(2,137)	(1,599)	(2,409)	(2,565)
Proceeds from restricted cash investments	479	—	479	—
Deposits to restricted cash investments	(523)	—	(523)	—
Proceeds from share issuance	1,211	—	1,211	—
Distribution of qualifying additional paid-in capital	(255)	—	(763)	—
Purchases of shares held in treasury	—	—	—	(240)
Financing costs	(83)	—	(83)	(15)
Other, net	(25)	3	(29)	(2)
Net cash provided by (used in) financing activities	1,455	(1,658)	734	(961)

Net increase (decrease) in cash and cash equivalents	731	(1,242)	623	2,264
Cash and cash equivalents at beginning of period	3,286	4,636	3,394	1,130
Cash and cash equivalents at end of period	$4,017	$3,394	$4,017	$3,394

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions) (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$1,066	$1,030	$740	$3,945	$3,171
Deepwater Floaters	259	187	339	975	1,461
Harsh Environment Floaters	285	190	155	806	674
Total High-Specification Floaters	1,610	1,407	1,234	5,726	5,306
Midwater Floaters	333	352	477	1,461	2,093
Jackups:
High-Specification Jackups	68	69	32	216	241
Standard Jackups	220	226	259	905	1,222
Total Jackups	288	295	291	1,121	1,463
Other Rigs	7	7	6	27	26
Total Contract Drilling Revenues	2,238	2,061	2,008	8,335	8,888
Contract Intangible Revenue	13	12	13	45	98
Other Revenues
Client Reimbursable Revenues	41	43	34	162	151
Integrated Services and Other	13	14	15	56	68
Drilling Management Services	117	112	57	544	261
Total Other Revenues	171	169	106	762	480
Total Company	$2,422	$2,242	$2,127	$9,142	$9,466

	Average Daily Revenue (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
High-Specification Floaters:
Ultra Deepwater Floaters	$542,900	$524,800	$435,900	$513,900	$457,300
Deepwater Floaters	351,600	348,400	395,600	373,700	384,900
Harsh Environment Floaters	468,300	433,800	366,800	438,000	401,900
Total High-Specification Floaters	486,600	478,900	414,500	472,200	427,600
Midwater Floaters	274,300	287,400	298,500	301,500	319,600
High-Specification Jackups	111,900	115,600	129,400	111,800	138,900
Standard Jackups	93,400	100,400	110,600	103,300	118,700
Other Rigs	73,800	73,800	73,000	74,300	72,700
Total Drilling Fleet	$295,400	$290,200	$276,900	$297,400	$283,500

(1)          Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period.  A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Twelve months ended December 31,
	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
High-Specification Floaters:
Ultra Deepwater Floaters	79%	79%	76%	79%	79%
Deepwater Floaters	50%	37%	58%	45%	65%
Harsh Environment Floaters	95%	95%	92%	92%	92%
Total High-Specification Floaters	72%	67%	71%	69%	76%
Midwater Floaters	55%	55%	68%	56%	69%
High-Specification Jackups	74%	69%	31%	61%	53%
Standard Jackups	51%	48%	46%	46%	51%
Other Rigs	99%	100%	48%	66%	49%
Total Drilling Fleet	61%	58%	58%	57%	63%

(2)          Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

	Revenue Efficiency(3)
	Trailing Five Quarters and Historical Data
	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010	FY 2011	FY 2010	FY 2009

Ultra Deepwater	89.5%	86.4%	89.3%	85.3%	86.1%	87.7%	88.6%	94.3%
Deepwater	88.1%	87.7%	93.9%	88.2%	88.6%	89.4%	90.3%	89.6%
Harsh Environment Floaters	98.0%	94.4%	98.4%	99.2%	96.1%	97.4%	96.0%	97.7%
Midwater Floaters	94.2%	90.8%	91.9%	93.6%	85.0%	92.6%	92.5%	93.7%
High Specification Jackups	94.3%	97.3%	95.6%	95.1%	97.7%	95.6%	95.3%	96.2%
Standard Jackups	96.4%	98.2%	98.4%	97.7%	98.9%	97.7%	97.3%	96.2%
Others	98.6%	99.5%	97.6%	99.0%	96.1%	98.7%	98.4%	93.9%

Total Fleet	91.9%	89.5%	92.1%	90.0%	88.7%	90.9%	91.7%	94.0%

(3)          Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s).

TRANSOCEAN LTD. AND SUBSIDIARIES

SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS

(In US$ millions, except percentages)

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Income from continuing operations before income taxes	$(5,970)	$47	$(836)	$(5,434)	$1,290
Add back (subtract):
Litigation matters	1,000	—	1	1,008	27
Acquisition costs	17	5	—	22	—
Gain on loss of drilling unit	—	—	—	—	(267)
(Gain) loss on disposal of other assets, net	(11)	—	—	(19)	14
Loss on impairment of goodwill and other assets	5,201	3	1,010	5,229	1,010
Gain on sale of equity method investment	—	(13)	—	(13)	—
Loss on exchange rates for forward contract	—	78	—	78	—
Loss on marketable security	13	—	—	13	—
Loss on retirement of debt	—	—	13	—	33
Other, net	—	1	(8)	6	(3)
Adjusted income from continuing operations before income taxes	250	121	180	890	2,104

Income tax expense from continuing operations	132	100	(32)	395	336
Add back (subtract):
Changes in estimates (1)	18	—	(8)	(30)	(37)
Other, net	—	—	—	2	(1)
Adjusted income tax expense from continuing operations (2)	$150	$100	$(40)	$367	$298

Effective Tax Rate (3)	-2.2%	212.8%	3.8%	-7.3%	26.1%

Annual Effective Tax Rate (4)	59.6%	82.6%	-22.1%	41.3%	14.2%

(1)     Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2)     The three months and year ended December 31, 2011 include $46 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)     Effective Tax Rate is income tax expense divided by income before income taxes.

(4)     Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.